Exhibit 12.1
Marsh & McLennan Companies, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges
(In millions, except ratios)

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
                                   Three
                                   Months
                                    Ended
                                  March 31,                 Years Ended December 31,
                                    2003    ----------------------------------------
                                (Unaudited)  2002    2001     2000    1999(1)  1998


Earnings
--------

Income before income taxes
   and minority
     Interest*                     $ 443    $2,133   $1,590   $1,955  $1,255  $1,305

Interest expense                      43       160      196      247     233     140

Portion of rents representative
   of the interest factor             35       135      122      120     121     104

Amortization of capitalized
   interest                            -         -        -        -       1       1
                                   -------------------------------------------------

                                   $ 521    $2,428   $1,908   $2,322  $1,610  $1,550
                                   -------------------------------------------------

Fixed Charges
-------------
Interest expense                     $43      $160     $196     $247    $233    $140

Portion of rents representative
   of the interest factor             35       135      122      120     121     104

                                    ------------------------------------------------
                                     $78      $295     $318     $367    $354    $244
                                    ------------------------------------------------

Ratio of Earnings to Fixed Charges   6.7       8.2      6.0      6.3     4.5     6.4

* Minority interest has been reclassified in the prior years (1998-1999) to conform to the current year presentation.

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